Exhibit 11.2

Manual of Conduct and Policies on Disclosure and Use of Information

and Dealing in Securities of AmBev

AmBev’s policies on relationships with investors and the market in general have always been based on the principle of transparency, and the Company’s conduct is guided by the principle of full disclosure of information available on its business activities. AmBev also adheres at all times to the highest standards of compliance with the statutes and regulations applicable to public companies having their securities traded in Brazil and abroad.

After enactment of the amended Corporation Law and the regulations of the Brazilian Securities Commission with respect to disclosure of information to the investing public, the Board of Directors of AmBev consolidated the Company’s best practices in a Manual designed to regulate the conduct of its managers and persons and entities that on account of their professional relationships may have access to inside information related to AmBev. This Manual, therefore, comprises best practices with regard to disclosure and use of information (Part I) and dealing in securities issued by AmBev (Part II).

Sections I, II and III of Part I of the Manual deal with the use, communication and disclosure of material information involving the business and affairs of AmBev, as a result of decisions made by the management or the controlling shareholders, among others, that may have an impact on trading in the market of the securities of AmBev. These Sections define certain duties and responsibilities intended to ensure that information on material events will receive fair treatment, either internally at AmBev or at the time of transmission to market participants.

Section IV of Part I of the Manual deals with the communication of information on dealings in securities by the managers of AmBev and certain persons or entities related to them, as well as the procedures to be followed in this regard.

Section V goes on to regulate the communication and disclosure of changes in ownership interests held by the controlling shareholders and persons or entities entitled to elect the members of the Board of Directors of AmBev, whenever a purchase or sale transaction involves an ownership interest deemed to be material.

In order to prevent misuse of inside information, Part II of the Manual establishes the Policy on Dealing in Securities of AmBev to be followed while disclosure of a material act or event is pending, as well as during certain periods as defined in the Brazilian Securities Commission (“CVM”) Instruction No. 358/02, as amended. The restrictions imposed by such Policy apply not only to the controlling shareholders and the managers of AmBev, but also to a number other persons and entities that on account of their professional relationships may have access to inside information related to AmBev, thus gaining a privileged position vis-à-vis market investors.

As permitted by CVM Instruction No. 358/02, AmBev has provided its Policy on Dealing with a measure of flexibility relative to the restrictions contained in the Instruction, within the bounds of regulatory limitations in all cases. Such Policy on

Dealing contemplates certain mechanisms to ensure the transparency of, and control over, dealings in securities issued by AmBev, so as to avoid any presumption of misuse of material information.

It is also worth pointing out that the persons or entities covered by this Manual must adhere to its rules by executing a Joinder Agreement.

Please be so kind as to address any questions concerning the application of this Manual to the Investor Relations Officer of AmBev.

Companhia de Bebidas das Américas - AmBev

Part I
Section I

Purpose and Scope

The purpose of this Manual, whose defined terms can be found in Schedule I hereto, is to establish high standards of conduct and transparency required to be followed by the Subject Persons and the Controlling Shareholders, in order to align the internal policies of the Company with the principle of transparency and best practices of conduct as regards use and disclosure of Material Information and dealing in Securities of the Company.

The above-mentioned persons and entities are required to execute a Joinder Agreement to this Manual, in accordance with the terms of Section 15, Paragraph 1, item I, and Section 16, Paragraph 1 of CVM Instruction No. 358/02, in the form attached hereto as Schedule II.

The Company will keep at its registered office a list of the persons and entities that have executed a Joinder Agreement, showing their identification details, position or function, address and registration number with the Registry of Legal Entities or Registry of Natural Persons. Such list will be held at the disposal of CVM at all times.

Section II

Principles	All persons subject to this Manual will conduct themselves in keeping with the values of good faith, fairness and honesty, in addition to the general principles set forth herein.

All efforts towards market efficiency and competition among investors seeking optimal returns must be based on analysis and interpretation of information that has been disclosed rather than on access to inside information.

The persons subject to this Manual must bear in mind that transparent, accurate and timely information is the main tool available to the investing public, particularly the shareholders of the Company, to ensure that they will receive fair treatment, as required.

The relationships of the Company with participants and opinion makers in the securities market must be uniform and transparent.

The persons subject to the provisions contained in this Manual will be under an obligation to ensure that disclosure of information on the financial condition of the Company and its holdings will be correct, complete and continuous, and will be entrusted to individual managers, whose ownership positions in the Company will also be disclosed on an ongoing basis, as provided in this Manual and prevailing regulations.

Section III
Policies on Disclosure and Use of Information related to Material Act or Event

Obligations to Investor Relations Officer

CVM Instruction No. 358/02 created a system that assigns responsibility for the use, communication and disclosure of Material Acts or Events related to public companies. In this regard, the Investor Relations Officer is charged with primary responsibility for communication and disclosure of Material Acts or Events.

In order to ensure that the Investor Relations Officer will be able to discharge his or her duties, certain obligations have been created for certain persons linked to the Company, who are required to communicate to the Investor Relations Officer a Material Act or Event that may come to their knowledge, so as to permit the Investor Relations Officer to take action accordingly.

Purpose of Disclosure of Material Act or Event

The disclosure of a Material Act or Event seeks to provide investors in a timely, efficient and reasonable manner with the information they need to make investment decisions, while preserving maximum symmetry as far as dissemination of information is concerned. This prevents persons having access to inside information to use such information in the securities market for their own benefit or for the benefit of third parties, to the detriment of investors in general, the market or the Company itself.

Definition of Material Act or Event

A “Material Act or Event” within the meaning of Section 155, Paragraph 1, of Law No. 6,404/76 and Section 2 of CVM Instruction No. 358/02 is (a) any decision by the Controlling Shareholder(s), and any resolution by the shareholders’ meeting or the management bodies of the Company; or (b) any other political, administrative, technical, business, economic or financial act or event occurring or relating to the business of the Company that may have a significant effect on:

	(i)	the perception of the value of the Company;

	(ii)	the quotes of the Securities;

	(iii)	the decision of investors to purchase, sell or hold Securities; or

	(iv)	the decision of investors to exercise any rights attaching to ownership of Securities.

Examples of Material Act or Event

Section 2 of CVM Instruction No. 358/02 includes a non-exhaustive list of Material Acts or Events, which does not need to be repeated here. In any case, the materiality of the facts pertaining to a Material Act or Event must be analyzed in the context of the normal course of the Company’s business and its size as well as in the context of the information previously disclosed, rather than in the abstract, so as to avoid trivialization of disclosure of Material Acts or Events to the detriment of the quality of the analysis by the market of the prospects of the Company.

Internal Procedures for Communication and Disclosure of Material Act or Event

All information on Material Acts or Events of the Company will be centralized in the Investor Relations Officer, who is the person responsible for disclosure and communication of Material Acts or Events (CVM Instruction No. 358/02, Section 3).

The Controlling Shareholders, the Managers, the Audit Committee, the Employees and Executives with Access to Material Information, and the members of the Technical and Advisory Bodies of the Company that have executed a Joinder Agreement must communicate all Material Acts or Events that come to their knowledge to the Investor Relations Officer, who pursuant to this Manual is the person responsible for communication to the appropriate bodies and release to the press.

Public Meetings with Investors and Analysts

The meetings with trade associations, investors, analysts or select members of the public either in Brazil or abroad involving matters that may constitute Material Information will be attended by a Co-Chairman of the Board of Directors, the General Manager, the Investor Relations Officer or their designee. Otherwise, the contents of such meetings will be reported to the Investor Relations Officer to the extent that they may constitute Material Information, so that such Material Information may be concurrently disclosed to the market.

Responsibility for Omission

The Managers, the Controlling Shareholders, the Audit Committee, the Employees and Executives with Access to Material Information, and the members of other Technical and Advisory Bodies of the Company that have executed a Joinder Agreement and that acquire personal knowledge of a Material Act or Event will be required to communicate such Material Act or Event to the Investor Relations Officer. If after such communication (and where no decision has been made to maintain confidentiality, pursuant to Section 6 of CVM Instruction No. 358/02) any of the foregoing persons or entities determine that the Investor Relations Officer has failed to fulfill his or her duties of communication and disclosure, they will only be released from responsibility if they promptly communicate the Material Act or Event in question to CVM.

When to Communicate and Disclose - Time Limits

Whenever possible, disclosure of a Material Act or Event will be made before the opening or after the closing of trading on the Stock Exchanges in Brazil or abroad. In the case of incompatibility, the trading hours of the Brazilian market will prevail.

As for the time limits within which to communicate and disclose, the Investor Relations Officer will also comply with the following:

(i)

a Material Act or Event occurring or relating to the business of the Company will be communicated and disclosed promptly after its occurrence ( CVM Instruction No. 358/02, leading paragraph of Section 3);

(ii)

a Material Act or Event to be transmitted through any given means of communication, including a press release and a meetings held with trade associations, investors, analysts or select members of the public in Brazil or abroad (CVM Instruction No. 358/02, Section 3, Paragraph 3), will be disclosed simultaneously to the entire market; and

(iii)

consideration will be given to the need to request, simultaneously in all cases, of Brazilian and foreign Stock Exchanges that dealing in the Securities be suspended for the time required for proper dissemination of Material Information, where it is imperative that disclosure of a Material Act or Event be made during trading hours (CVM Instruction No. 358/02, Section 5, Paragraph 2).

Who to Communicate	Information on a Material Act or Event must be communicated simultaneously to:

	(i)	CVM;

	(ii)	SEC; and

	(iii)	the Stock Exchanges.

Method of Disclosure - Newspapers and Internet

Disclosure of a Material Act or Event involving the Company will be made through publication in the newspapers of wide circulation normally used by the Company (CVM Instruction No. 358/02, Section 3, Paragraph 4).

The Company may elect to disclose any given Material Act or Event by publication in a newspaper in summary form, which will provide the minimum elements necessary for understanding of such Material Act or Event. The publication will indicate the web address(es) where a full set of information will be available to all investors, at least to the same extent as furnished to CVM, the Stock Exchanges and SEC (CVM Instruction No. 358/02, Section 3, Paragraph 4).

Inside Information and Duty of Confidentiality

The Controlling Shareholders, the Managers, the Audit Committee, the Employees and Executives with Access to Material Information, and the members of other Technical and Advisory Bodies of the Company as well as all persons that have executed a Joinder Agreement by virtue of their title, function or position with the Controlling Person, the Controlled Companies and the Affiliated Companies will have a duty (i) to hold in confidence information related to a Material Act or Event to which they have had inside access, up until disclosure to the market, and (ii) to see that their subordinates and third parties on which they rely act likewise, and to answer jointly and severally with such persons for any breach of the duty of confidentiality (CVM Instruction No. 358/02, Section 8).

For the sake of guidance, in the case of doubt as to the materiality of any piece of Inside Information, the Investor Relations Officer must be contacted to resolve the question.

Nondisclosure as Exception to Rule

The general rule for Material Acts or Events is that they must be promptly communicated and disclosed. In any case, failure to communicate and disclose a Material Act or Event constitutes an exceptional circumstance that requires review (CVM Instruction No. 358/02, leading paragraph of Section 6).

However, there are exceptional cases where indistinct disclosure of Inside Information related to a Material Act or Event could jeopardize a legitimate interest of the Company.

Procedures in Case of Nondisclosure of Material Act or Event by the Company

In such cases, nondisclosure of a Material Act or Event related to the Company will be reviewed and decided by the Controlling Shareholders or the Managers of the Company, as a case may be (CVM Instruction No. 358/02, leading paragraph of Section 6).

Should the Material Act or Event relate to transactions directly involving the Controlling Shareholders and they make a decision not to disclose, then the Controlling Shareholders shall so advise the Investor Relations Officer of the Company.

Even where the Managers and the Controlling Shareholders have made a decision not to disclose a Material Act or Event, they will be required to promptly disclose such Material Act or Event, either directly or through the Investor Relations Officer, if the information slips from their control or if unusual fluctuations occur with respect to the quotes, prices or trading amounts of the Securities of the Company (CVM Instruction No. 358/02, Section 6, Sole Paragraph).

Request to CVM to Hold in Confidence

The Managers and the Controlling Shareholders may submit to CVM their decision to hold in confidence, as an exception, a Material Act or Event that if disclosed would in their judgment pose a manifest risk to the legitimate interests of the Company (CVM Instruction No. 358/02, Section 7).

Section IV
Procedures for Communication of Information on Dealing by Managers and Related Persons

The procedures in this Section for communication of information on dealing in Securities of the Company are based on Section 11 of CVM Instruction No. 358/02.

The Managers, the Audit Committee and the members of other Technical and Advisory Bodies of the Company will be required to communicate their holdings of Securities of the Company, whether for their own account or for the account of Related Persons, as well as any changes in such holdings.

Such communication will be made to the Investor Relations Officer of the Company, and then by such Officer to CVM and the Stock Exchanges, as directed by CVM.

Such communication to the Company must be made (i) promptly after acceptance of the relevant position, and (ii) within no more than five (5) days after each deal.

Section V
Procedures for Communication and Disclosure of Purchase or Sale of Material Ownership Interest

The procedures for communication and disclosure of information on deals in Securities of the Company involving a material ownership interest, as provided in this Section, are based on Section 12 of CVM Instruction No. 358/02.

An ownership interest will be deemed to be material where it corresponds directly or indirectly to five percent (5%) or more of a given class or series of shares of the capital stock of the Company.

The direct or indirect Controlling Shareholders as well as the shareholders electing the members of the Board of Directors or the Audit Committee of the Company must communicate and disclose information on their purchases, sales or termination of material ownership interests.

Where there is an intention to change a controlling interest in, or the management structure of, the Company or in the case of a purchase giving rise to an obligation to make a tender offer, the purchaser will disclose through the press, in accordance with Section 3 of CVM Instruction No. 358/02, the information referred to in items I to IV of the leading paragraph of Section 12 of such Instruction.

Communication to CVM and the Stock Exchanges will be made promptly after the ownership interest mentioned in this Section is reached, the Investor Relations Officer being required to keep up-to-date the Reference Form of the Company in the appropriate fields.

Part II
Section I
Policy on Dealing in Securities of the Company

CVM Instruction No. 358/02 places restrictions on dealings in securities of public companies by a number of persons and in certain specific situations.

Such regulation permits public companies to adopt a policy on dealing that, when strictly complied with, allows for the trading of securities of such companies in an orderly manner, thus setting aside any presumption of misuse of Material Information.

This Section of the Manual establishes the rules for dealing in Securities of the Company, specifying (i) restricted transactions, as provided in CVM Instruction No. 358/02, and (ii) the policy on dealing in securities adopted by the Company.

Dealing through Qualified Brokers and Black-Out Periods

In order to ensure that appropriate standards will be adhered to when dealing in Securities of the Company and other public companies controlled by the Company, a system is hereby adopted whereby all such dealings by the Company itself and the persons required to accede to this Manual will be conducted through Qualified Brokers only, as indicated in a list furnished to CVM, such list to be kept up-to-date.

The Company, the Managers, the Audit Committee, the Employees and Executives with Access to Material Information, and the members of other Technical and Advisory Bodies of the Company that have executed a Joinder Agreement will refrain from trading their shares directly or indirectly during all periods (each a “Black-Out Period”) for which the Investor Relations Officer has issued a directive not to trade. The Investor Relations Officer will not be required to provide a reason for his or her decision to order a Black-Out Period, which will be held in confidence by the recipients.

The same obligations apply to the Controlling Shareholders, the Controlled Companies and those persons that by virtue of their title, function or position with the Controlling Person, the Controlled Companies and the Affiliated Companies have knowledge of information about Material Acts or Events involving the Company and that have executed a Joinder Agreement.

Restricted Dealing while Material Act or Event is Pending

In the events described in “i”, “ii” and “iii” below, a restriction in principle is placed (without prejudice to applicable exceptions as mentioned in this Policy on Dealing) on the dealing in Securities of the Company by the Controlling Shareholders and the Subject Persons:

	(i)	where a Material Act or Event occurs with respect to the business of the Company that comes to the knowledge of said persons and entities;

(ii)

where an outstanding option or proxy exists for purchase or sale of shares of the capital stock of the Company by the Company itself or its Controlled Companies, Affiliated Companies or another company under common control; and

	(iii)	where there is an intention to carry out a merger, full or partial spin-off, consolidation, conversion into other company type, or material corporate reorganization.

The restriction referred to in item (ii) above will apply to transactions with respect to the shares of the Company made by the Controlling Shareholders and the Subject Persons only on the dates that the Company itself trades, or has advised the Qualified Brokers that it will trade, shares of its capital stock. In this regard, the Qualified Brokers have been directed by the Investor Relations Officer of the Company not to record transactions made on such dates.

Exceptions to General Restrictions on Dealing in Securities

The above-mentioned restrictions will not apply to private transactions with respect to treasury shares involving an exercise of stock options under a stock option plan approved by a shareholders’ meeting of the Company, or to any repurchase by the Company of such shares in a private transaction.

The restrictions on dealing contemplated in this Section in subitems (i), (ii) and (iii) above will not apply to the Company itself, the Controlling Shareholders, the Managers, the Audit Committee, the Employees and Executives with Access to Material Information and the members of other Technical and Advisory Bodies of the Company that have executed a Joinder Agreement (CVM Instruction No. 358/02, Section 13, Paragraph 7) when carrying out transactions that fall within the scope of the Policy on Dealing set forth in this Manual.

In order to qualify for the benefit established herein, as described in such CVM regulation, dealings by the aforesaid persons and entities within the scope of the Policy on Dealing must take the form of a long-term investment having at least one of the following characteristics:

	(i)	a subscription or purchase of shares under options awarded pursuant to a stock option plan approved by a shareholders’ meeting;

	(ii)	a purchase by the Company of shares under a stock repurchase program, where such shares are to be retired or kept as treasury shares;

	(iii)	implementation of variable compensation payable as a share in profits upon purchase of Securities issued by the Company;

(iv)

implementation of an Individual Investment Plan, as defined below, by the Managers, the Controlling Shareholders (whether direct or indirect), the Audit Committee, the Employees and Executives with Access to Material Information, and the members of other Technical and Advisory Bodies of the Company.

Prohibition on Dealing after Disclosure of Material Act or Event	In the cases mentioned above, a prohibition on dealing will remain in place even after disclosure of a Material Act or Event, where in the judgment of the Company such dealing may interfere with the terms of transactions involving the shares of the Company so as to adversely affect the Company itself or its shareholders (CVM Instruction No. 358/02, Section 13, Paragraph 5), such additional prohibition to be communicated by the Investor Relations Officer.

Individual Investment Plan

An Individual Investment Plan means an individual plan for purchase or sale of Securities filed with the registered office of the Company, whereby the Company, the Managers, the Controlling Shareholders (both direct and indirect), the Audit Committee, the Employees and Executives with Access to Material Information, and the members of the other Technical and Advisory Bodies of the Company indicate an intention to make a long-term investment in Securities of the Company using their own funds, or to sell such Securities.

In this regard, an Individual Investment Plan must have been filed with the Investor Relations Officer for more than thirty (30) days, containing an approximate indication of the sum that the interested party intends to invest or the number of Securities that it is seeking to purchase or sell during the stated term of an Individual Investment Plan, which will not be less than 12 months, after which the interested party must submit a summary report on the development of the plan.

Except in case of force majeure, as duly justified in writing, the Securities purchased under an Individual Investment Plan may not be sold within ninety (90) days after they have been purchased.

The 30-day restriction referred to above will not apply to a first Individual Investment Plan filed after this Manual comes into effect.

Prohibition on Dealing during Period Preceding Disclosure of Quarterly or Annual Information and Financial Statements

The Company, its Controlling Shareholders and the Subject Persons may not deal in Securities of the Company during the period of fifteen (15) days next preceding disclosure or publication, as the case may be, of:

(i) the quarterly information of the Company (ITR);
(ii) the standardized financial statements of the Company (DFP); and
(iii) the financial statements of the Company.
An Individual Investment Plan will strictly comply with this prohibition.
The Qualified Brokers will be directed by the Company, and will acknowledge in writing such direction, not to record transactions carried out by the foregoing persons and entities during the 15-day period next preceding disclosure or publication of such periodical information or financial statements of the Company.

Exceptions to Prohibition on Purchase of Shares

The Managers, the Audit Committee, the members of any Technical and Advisory Bodies of the Company, the Controlled Companies or the Affiliated Companies created under the applicable bylaws will be allowed to purchase shares of the capital stock of the Company during the 15-day period next preceding disclosure of quarterly information or financial statements by the Company, provided such purchase is made under an Individual Investment Plan approved by the Company and:

I - the Company has in place a schedule with specific dates for disclosure of the ITR and DFP forms; and

II - the Individual Investment Plan contains:

a) an irrevocable and unconditional agreement by its participants to invest specified sums of money on the dates provided for in the Plan;

b) a provision barring accession to the Plan while a material event as yet undisclosed to the market is pending, and during the period of fifteen (15) days next preceding disclosure of the ITR and DFP forms;

c) an obligation to extend the agreement to purchase even beyond the original term to which the participants have committed under the Plan while a material event as yet undisclosed to the market is spending, and during the period of fifteen (15) days next preceding disclosure of the ITR and DFP forms;

d) an obligation by the participants to pass on to the Company any losses avoided or gains made on trades involving the shares of the capital stock of the Company as a result of any change in the dates for disclosure of the ITR and DFP forms, as determined according to reasonable criteria specified in the Plan.

Prohibition on Resolution to Purchase or Sell Own Shares by the Company (CVM Instruction No. 358/02, Section 14)

The Board of Directors of the Company may not approve a purchase or sale of shares of the capital stock of the Company before the following information has been made public by way of publication of a Material Act or Event:

(i) execution of a agreement or contract for transfer of a controlling interest in the Company; or
(ii) granting of an option or power of attorney for transfer of a controlling interest in the Company; or
(iii) intention to carry out a merger, full or partial spin-off, consolidation, conversion into another company type, or corporate reorganization.

If a fact falling within any of the three items above occurs after approval of a plan for repurchase of its own shares, the Company will immediately suspend transactions involving the shares of its capital stock until such time as an appropriate Material Act or Event has been disclosed.

Dealings Subject to Prior Authorization

Notwithstanding anything herein contained, dealings in Securities of the Company by the members of its Board of Directors, the committees advising the Board of Directors, the Board of Executive Officers of the Company and the Subject Persons will require a prior authorization from the Chief Financial Officer and the General Counsel of the Company.

A request for such a deal will be made in writing through a physical or electronic medium, with an indication of the intended deal and the amount and type of Securities to be traded.

In the event the Chief Financial Officer or the General Counsel themselves request authorization to deal in Securities of the Company, the General Manager of the Company will replace the requesting officer in the decision to be made on such authorization.

Within up to 48 hours after receipt of a request to trade, the General Counsel of the Company will communicate in writing to the person so requesting a decision to allow or prohibit the trade. Failure to respond to a request within five business days will be deemed as prohibition of the transaction in question. Where a trade is authorized, it must be completed within no more than five business days after receipt of the communication made by the General Counsel of the Company.

The Company will keep a record of all correspondence involving requests submitted and decisions made in connection therewith, for a period of five years after receipt of each request to trade.

The procedures described in this section will be waived with respect to a sale of shares of the capital stock of the Company made under an individual investment plan, so long as such plan specify periods of not more than five business days for the sale of shares, which periods may not overlap a Black-Out Period that may be underway or the period of 15 days next preceding disclosure of the quarterly information or the financial statements of the Company.

Prohibition on Dealing by Ex-managers

Without prejudice to the above provisions on Individual Investment Plans, a Manager that leaves the management of the Company before disclosure to the public of a transaction or fact commencing during his or her service with the Company will be barred from dealing in Securities of the Company:

	(i)	for a period of six (6) months after termination of service; or

(ii)

until the Company has disclosed the Material Act or Event in question to the market, unless in this second case a deal in the shares of the Company after disclosure of the Material Act or Event may interfere with the terms of such transaction to the detriment of the shareholders of the Company or the Company itself.

Of the two alternatives mentioned above, that which occurs first will prevail.

Section II
Final Provisions

Direct and Indirect Dealing

The prohibitions on dealing set forth in this Manual apply to deals carried out either directly or indirectly by the Controlling Shareholders and the Subject Persons, even where the deals by such persons or entities are conducted through:

	(i)	a controlled company;

	(ii)	a third party with whom a trust agreement or a portfolio or stock management agreement has been entered into.

A deal made by an investment fund in which a person or entity mentioned in the preceding item holds units will not be deemed an indirect transaction, provided that:

	(i)	the investment fund is not exclusive; and

	(ii)	the decisions to trade made by the manager of the fund cannot be influenced by the unitholders.

Annual Audit

The controls on dealings in Securities of the Company will be audited each year by an independent firm registered with CVM, such audit to be conducted at the same time as the annual financial statements are audited and to be reflected in a detailed report that will confirm compliance with the controls in place. The findings and reports of the outside auditors will be furnished to CVM.

Duty of Investor Relations Officer to Monitor Policies

The Investor Relations Officer of the Company will be responsible for enforcing and monitoring of the policies on (i) disclosure and use of information, (i) dealing in securities of the Company and (iii) Individual Investment Plans.

Amendment to Manual

This Manual was approved by the Board of Directors of the Company, with its most recent release approved at a meeting held on December 21, 2011. Any amendment to or revision of this Manual will be submitted to the Board.

Change in Policy on Dealing	The policy on dealing provided for in this Manual may not be changed while disclosure of a Material Act or Event is pending (CVM Instruction No. 358/02, Section 15, Paragraph 1).

Liability of Third Parties

The provisions of this Manual will not circumvent liability, under applicable rules and regulations, of third parties that are not directly linked to the Company but have knowledge of a Material Act or Event and engage in trading of Securities of the Company.

Penalties

Without prejudice to other penalties provided for by law, failure to comply with the provisions in this Manual will subject an offender to disciplinary sanctions in accordance with the internal regulations of the Company, including, without limitation, as the case may be: (i) admonishment, suspension or termination for cause, depending on the seriousness of the offense; and (ii) termination of an agreement made with the Company, provided, further, that the Company will be entitled to demand, where applicable, full indemnification for any losses sustained either directly or indirectly as a result of such failure to comply.

Manual of Conduct and Policies on Disclosure and Use of

Information and Dealing in Securities

Summary

Part I

Section I - Purpose and Scope

Section II - Principles

Section III - Policies on Disclosure and Use of Information related to Material Act or Event

Obligations to Investor Relations Officer

Purpose of Disclosure of Material Act or Event

Definition of Material Act or Event

Examples of Material Act or Event

Internal Procedures for Communication and Disclosure of Material Act or Event

Public Meetings with Investors and Analysts

Responsibility for Omission

When to Communicate and Disclose - Time Limits

Who to Communicate

Method of Disclosure - Newspapers and Internet

Inside Information and Duty of Confidentiality

Nondisclosure as Exception to Rule

Procedures in Case of Nondisclosure of Material Act or Event by the Company

Request to CVM to Hold in Confidence

Section IV - Procedures for Communication of Information on Dealing by Managers and Related Persons

Section V - Procedures for Communication and Disclosure of Purchase or Sale of Material Ownership Interest

Part II

Section I - Policy on Dealing in Securities of the Company

Dealing through Qualified Brokers and Black-Out Periods

Restricted Dealing while Material Act or Event is Pending

Exceptions to General Restrictions on Dealing in Securities

Prohibition on Dealing after Disclosure of Material Act or Event

Individual Investment Plan

Prohibition on Dealing during Period Preceding Disclosure of Quarterly or Annual Information and Financial Statements

Exceptions to Prohibition on Purchase of Shares

Prohibition on Resolution to Purchase or Sell Own Shares by the Company

Dealings Subject to Prior Authorization

Prohibition on Dealing by Ex-managers

Section II - Final Provisions

Direct and Indirect Dealing

Annual Audit

Duty of Investor Relations Officer to Monitor Policies

Amendment to Manual

Change in Policy on Dealing

Liability of Third Parties

Penalties

Schedules

Summary

Schedule I

Schedule II

Schedule III

Schedule IV

Schedule I - Definitions

Definitions
The terms and expressions listed below will have the following meanings when used in this Manual:

“Affiliated Companies”	the companies in which the Company holds an ownership interest of ten percent (10%) or more but not a controlling interest.

“Audit Committee”	the members of the Audit Committee of the Company, whether acting members or alternates, elected at the Annual Shareholders’ Meeting.

“Company” or “AmBev”	Companhia de Bebidas das Américas – AmBev.

“Controlled Companies”

the companies in which the Company either directly or through a subsidiary holds an ownership interest that entitles the Company on a permanent basis to prevail in corporate resolutions and that confers on the Company the power to elect a majority of the managers.

“Controlling Shareholders” or “Controlling Person”

a shareholder or group of shareholders bound by a shareholders’ agreement or under common control that exercise controlling power over AmBev, in accordance with the terms of Law No. 6,404/76, as amended.

“CVM Instruction No. 358/02”

CVM Instruction No. 358, dated January 3, 2002, as amended up to the date of approval of this Manual, which adopted provisions on disclosure and use of information related to Material Acts or Events with respect to public companies, as well as provisions on the trading of securities of public companies while an existing material event remains undisclosed to the market, among other matters.

“CVM”	the Brazilian Securities Commission.

“Employees and Executives with Access to Material Information”	the employees of the Company having any access to Inside Information on account of their title, function or position in the Company.

“Ex-managers”	former executive officers and former directors that are no longer part of the management of the Company.

“Inside Information” or “Material Information”	all material information related to the Company that may have a significant effect on the quoted prices of the Securities and as yet undisclosed to the investing public.

“Investor Relations Officer”

the executive officer of the Company responsible for providing information to the investing public, CVM, the Stock Exchange and the entities of the organized OTC market, as well as for keeping the registration of the Company up-to-date.

“Joinder Agreement”	a joinder agreement with respect to this Manual, required to be executed pursuant to Section 15, Paragraph 1, item I, and Section 16, Paragraph 1 of CVM Instruction No. 358/02.

“Managers”	the executive officers and the directors of AmBev, whether acting members or alternates.

“Manual”	this Manual of Conduct and Policies on Disclosure and Use of Information and Dealing in Securities.

“Qualified Brokers”	the securities brokers qualified by the Company to trade its securities on behalf of the persons subject to this Manual.

“Related Persons”

the persons having the following ties with the executive officers, directors, Audit Committee and members of the Technical and Advisory Bodies of the Company: (i) a spouse from which a person is not legally separated; (ii) a domestic partner; (iii) any dependent reported in the annual income tax return; and (iv) the companies controlled either directly or indirectly by the managers and similar persons or by Related Persons.

“SEC”	the Securities and Exchange Commission.

“Securities”

the term “Securities”, as used in this Manual, covers shares, debentures, warrants, subscription receipts and rights, promissory notes, put and call options, and indices and derivatives of any kind whatsoever as well as any other collective investment instruments and agreements issued by the Company or referenced in any of the foregoing that are deemed to be securities under a statute.

“Stock Exchange”	the stock exchanges on which the securities of AmBev are traded, whether in Brazil or abroad.

“Subject Persons”	(i) the Managers, the Audit Committee and the members of other Technical and Advisory Bodies of the Company; (ii) the Head of the Controllership and Tax

Department; the General Counsel, the Head and other employees of the Treasury Department; the Head and other employees of the Investor Relations Department; the Head and other employees of the M&A Department; the Head of New Business; and the Head of the Internal Audit Department; (iii) the Employees and Executives with Access to Material Information; (iv) any person that by virtue of his or her title, function or position with the Controlling Person, the Controlled Companies and the Affiliated Companies has knowledge of information related to a Material Act or Event with respect to the Company; and (v) the Related Persons.

“Technical and Advisory Bodies”	the bodies of the Company created under its bylaws or by the Board of Directors, and entrusted with technical duties or duties to advise the managers.

Schedule II

Joinder Agreement

to the Manual of Conduct and Policies on Disclosure and Use of Information and

Dealing in Securities of Companhia de Bebidas das Américas - AmBev

By this Joinder Agreement, I [insert name and identification details], residing and domiciled at [address], registered with the [Registry of Natural Persons of the Ministry of Finance] under No. [No.] and bearer of Identification Card [indicate whether an RG or RNE] No. [insert number and issuing agency] (“Declarant”) in my capacity as [indicate title, function or relationship with the company] of [company], a corporation having its registered office located at [insert address], registered with the National Registry of Legal Entities of the Ministry of Finance (CNPJ) under No. [insert CNPJ] (“Company”), declare that I have full knowledge of the rules set forth in the Manual of Conduct and Policies on Disclosure and Use of Information and Dealing in Securities of AmBev (the “Manual”), a copy of which I have received, which Manual regulates the internal policies on use and disclosure of Material Information and dealing in securities of the Company, and I hereby agree to conduct myself at all times in compliance with such rules.

IN WITNESS WHEREOF, I have executed this Joinder Agreement in three (3) counterparts of like form and substance, in the presence of the two (2) undersigned witnesses.

[insert place and date of execution]

[insert name of Declarant]

Witnesses:

1.	2.
Name:	Name:
RG:	RG:
CPF:	CPF:

Schedule III

Deals involving the Securities of Public Companies controlled by the Company and/or the Controlling Person:
Period: [month/year]
Name of Purchaser or Seller
Identification Details	CNPJ/CPF
Trade Date
Issuer
Transaction Type
Security Type
Total Amount
Amount per Class or Series
Price
Broker
Other Material Information

Schedule IV

Purchase or Sale of Material Ownership Interest
Period: [month/year]
Name of Purchaser/Seller
Identification Details	CNPJ/CPF
Trade Date
Issuer
Transaction Type
Security Type
Intended Amount
Amount per Class or Series
Price
Broker
Purpose of Interest
Number of convertible debentures already held directly or indirectly
Amount of shares arising from conversion of debentures per class and series, as the case may be
Amount of other securities already held directly or indirectly
Indicate any agreement or contract covering voting rights or purchase of securities issued by the Company
Other Material Information